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------                                  U.S. SECURITIES AND EXCHANGE COMMISSION                       ------------------------------
FORM 4                                           WASHINGTON, DC 20549                                          OMB APPROVAL
------                                                                                                ------------------------------
                                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    OMB Number:
[ ] Check this box if no                                                                              Expires:
    longer subject to               Filed pursuant to Section 16(a) of the Securities                 Estimated average burden
    Section 16. Form 4                 Exchange Act of 1934, Section 17(a) of the                     hours per response.........0.5
    or Form 5 obligations              Public Utility Holding Company Act of 1935                     ------------------------------
    may continue. See                  or Section 30(f) of the Investment Company
    Instruction 1(b).                                Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
         BRITANNIA HOLDINGS LIMITED               ROYAL SILVER MINES INC. (OTCBB:RSMI)          to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------       Director       X  10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
         P.O. BOX 556, MAIN STREET                Number of Reporting        Month/Year             Officer           Other (specify
--------------------------------------------      Person (Voluntary)         JANUARY 1999       ----              --- below)
                  (Street)                                                -------------------   (give title below)
             CHARLESTOWN, NEVIS                                           5. If Amendment,
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (check applicable line)
                                                                                                  X   Form filed by One
                                                                                                ----  Reporting Person
* If the form is filed by more than one Reporting                                                     Form filed by More Than
  Person, see instruction 5(b)(v)                                                               ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security  2. Transaction  3. Transaction    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)            Date            Code              or Disposed of (D)          Securities          Form:         Indirect
                          (Month/Day/                       (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                          Year)        --------------------------------------------     Owned at            (D) or        Ownership
                                       Code    V         Amount   (A) or    Price       End of Month        Indirect     (Instr. 4)
                                                                  (D)                   (Instr. 3 and 4)    (I)
                                                                                                            (Instr. 4)
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COMMON STOCK             02/28/98       P               1,333,333    A      $0.15
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COMMON STOCK             01/22/99       P                 500,000    A      $0.04       3,968,333              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 1 of 2

                                                    (Print or Type Responses)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price of
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         Derivative
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Security
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      (Instr. 5)
                             Deriv-       Day/       8)          or Disposed      (Month/Day/
                             ative        Year)                  of (D) (Instr.   Year)
                             Security                            3, 4, and 5)
                                                                               ------------------------------------
                                                                               Date     Expira-           Amount or
                                                    -------------------------- Exer-    tion      Title   Number of
                                                    Code  V     (A)     (D)    cisable  Date              Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal         ++  /s/ Leslie John James             FEBRUARY 28, 2000
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).             ----------------------------------    -----------------
                                                                                **Signature of Reporting Person          Date

                                                                             ++ BRITANNIA HOLDINGS LIMITED
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.       BY: LESLIE JOHN JAMES, DIRECTOR          Page 2 of 2

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